Exhibit 23.1

Consent of Independent Auditors

The Board Of Directors
Puroflow Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-3 of Puroflow Incorporated of our report dated February 26, 2003, relating to the consolidated balance sheets of Puroflow Incorporated and subsidiaries at January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the January 31, 2003 Annual Report on Form 10-KSB of Puroflow Incorporated.

 /s/ Rose, Snyder & Jacobs

 Rose, Snyder & Jacobs

Encino, California
October 3, 2003